                        Filed Pursuant to Rule 424(b)(3)
                          Registration No. 333-49980

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED DECEMBER 7, 2000)

                             TRANSWITCH CORPORATION

                $460,000,000 4  1/2% Convertible Notes Due 2005
                                _______________

     7,428,640 Shares of Common Stock Issuable Upon Conversion of the Notes

                                _______________

This prospectus supplement relates to resales by selling securityholders of:

 .  our 4  1/2% Convertible Notes Due 2005 and
 .  our common stock into which the notes are convertible

This prospectus supplement should be read in conjunction with the prospectus dated December 7, 2000, which is to be delivered with this prospectus supplement.

             SEE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS
                   TO READ ABOUT FACTORS YOU SHOULD CONSIDER
                  BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                   __________________________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in the table appearing in the prospectus under the heading "Selling Securityholders" is superseded in part by the information appearing in the following table:


                            NOTES OWNED                SHARES OWNED
                            PRIOR TO THE NOTES OFFERED   PRIOR TO   SHARES THAT
       SECURITYHOLDER         OFFERING      HEREBY       OFFERING   MAY BE SOLD
       --------------       ------------ ------------- ------------ -----------
  Nomura Securities
   International, Inc. ...   $4,500,000    $4,500,000      9,144        72,671
  Worldwide Transactions,
   Ltd. ..................      164,000       164,000         --         2,648
  Deutsche Bank
   Securities, Inc. ......   22,000,000    22,000,000         --       355,282
  Argent Classic
   Convertible Arbitrage
   Fund L.P. .............    1,000,000     1,000,000         --        16,149
  R2 Investments, LDC.....    3,000,000     3,000,000         --        48,447
  Black Diamond Offshore,
   Ltd. ..................      750,000       750,000         --        12,111
  Double Black Diamond
   Offshore, LDC..........    3,086,000     3,086,000         --        49,836
  First Union
   International Capital
   Markets Inc. ..........   21,000,000    21,000,000         --       339,133
  Bear Stearns & Co.
   Inc. ..................      500,000       500,000         --         8,074
  White River Securities
   L.L.C. ................      500,000       500,000         --         8,074
  Fuji U.S. Income Open...      500,000       500,000         --         8,074
  Lord Abbett Bond
   Debenture Fund.........    6,000,000     6,000,000         --        96,895
  Cova Bond Debenture
   Fund...................      500,000       500,000         --         8,074
  J.P. Morgan Securities,
   Inc. ..................    1,347,000     1,347,000         --        21,752
  Chase Manhattan
   International..........   20,470,000    20,470,000         --       330,574
  Morgan Stanley Dean
   Witter Convertible
   Securities Trust.......    1,000,000     1,000,000         --        16,149
  Highbridge International
   LLC....................   14,000,000    14,000,000         --       226,089
  AIM Charter Fund........   50,000,000    50,000,000         --       807,460
  AIM Strategic Income
   Fund...................    1,250,000     1,250,000         --        20,186
  AIM VI Growth And
   Income.................   15,000,000    15,000,000         --       242,238
  Susquehanna Capital
   Group..................    2,500,000     2,500,000         --        40,373
  American Skandia Trust..       10,000        10,000         --           161
  Arkansas PERS...........    2,100,000     2,100,000         --        33,913
  ICI American Holdings
   Trust..................      875,000       875,000         --        14,130
  Zeneca Holdings Trust...      500,000       500,000         --         8,074
  Delaware PERS...........    1,625,000     1,625,000         --        26,242
  PRIM Board..............    3,225,000     3,225,000         --        52,081
  Southern Farm Bureau
   Life Insurance.........    1,275,000     1,275,000         --        20,590
  First Republic Bank.....       50,000        50,000         --           807
  Starvest Managed
   Portfolio..............       45,000        45,000         --           726
  AIG/National Union Fire
   Insurance..............    1,260,000     1,260,000         --        20,348
  Boilermakers Blacksmith
   Pension Trust..........    1,475,000     1,475,000         --        23,820
  State of Oregon Equity..    5,250,000     5,250,000         --        84,783
  Starvest Combined
   Portfolio..............    1,550,000     1,550,000         --        25,031
  F.R. Convt Sec FN.......      100,000       100,000         --         1,614
  Nalco Chemical Company..      480,000       480,000         --         7,751
  Island Holdings.........       75,000        75,000         --         1,211
  Ariston Internet
   Convertible Fund.......       30,000        30,000         --           484
  OCM Convertible Trust...    4,290,000     4,290,000         --        69,280
  Delta Air Lines Master
   Trust..................    2,995,000     2,995,000         --        48,366
  State Employees'
   Retirement Fund of the
   State of Delaware......    4,380,000     4,380,000         --        70,733
  State of Connecticut
   Combined Investment
   Funds..................    9,625,000     9,625,000       --         155,436
  Partner Reinsurance
   Company, Ltd...........    1,755,000     1,755,000       --          28,341
  Chrysler Corporation
   Master Retirement
   Trust..................    8,680,000     8,680,000       --         140,175
  Motion Picture Industry
   Health Plan--Active....    1,015,000     1,015,000       --          16,391
  Motion Picture Industry
   Health Plan--Retired...      505,000       505,000       --           8,155
  Vanguard Convertible
   Securities Fund, Inc...   10,455,000    10,455,000       --         168,840
  Argent Classic
   Convertible Arbitrage
   Fund (Bermuda) L.P.....    1,000,000     1,000,000       --          16,149
  KBC Financial Products..    1,800,000     1,800,000       --          29,068
  Clinton Riverside
   Convertible Portfolio
   Limited................    5,000,000     5,000,000       --          80,746
  UBS AG London...........   15,000,000    15,000,000       --         242,238
  CIBC World Markets......   13,000,000    13,000,000       --         209,939
  Onyx Fund Holdings......   19,500,000    19,500,000       --         314,909
  Zeneca AG Products Inc.       155,000       155,000       --           2,503
  San Diego County
   Employee's Retirement
   Association............    2,070,000     2,070,000       --          33,428
  IBM Retirement Plan.....      395,000       395,000       --           6,378
  Robertson Stephens......   20,000,000    20,000,000       --         322,984
  Morgan Stanley & Co.....    6,000,000     6,000,000       --          96,895
  Lincoln National
   Convertible
   Securities
   Fund...................    2,000,000     2,000,000       --          32,298
  Employee Benefit
   Convertible Securities
   Fund...................      180,000       180,000       --           2,906
  Nations Convertible
   Securities Fund........    2,820,000     2,820,000       --          45,540
  State of Maryland
   Retirement Agency......    5,357,000     5,357,000       --          86,511
  Occidental Petroleum
   Corporation............      389,000       389,000       --           6,282
  Merrill Lynch Insurance
   Group..................      511,000       511,000       --           8,252
  Ohio Bureau of Workers
   Compensation...........      265,000       265,000       --           4,279
  Shell Pension Trust.....      758,000       758,000       --          12,241
  British Virgin Islands
   Social Security Board.        75,000        75,000       --           1,211
  1976 Distribution Trust
   FBO Jane A. Lauder.....       29,000        29,000       --             468
  1976 Distribution Trust
   FBO A.R.
   Lauder/Zinterhofer.....       28,000        28,000       --             452
  New Orleans Firefighters
   Pension/Relief Fund....      226,000       226,000       --           3,649
  The Grable Foundation...      198,000       198,000       --           3,197
  City University of
   New York...............      251,000       251,000       --           4,053
  Grady Hospital
   Foundation.............      218,000       218,000       --           3,520
  Independence Blue Cross.      214,000       214,000       --           3,445
  Local Initiatives
   Support Union..........       98,000        98,000       --           1,582
  Raytheon Master Pension
   Trust..................      817,000       817,000       --          13,193
  Arapahoe County
   Colorado...............      101,000       101,000       --           1,631
  RJR Reynolds............      195,000       195,000       --           3,149
  Nabisco Holdings........       61,000        61,000       --             985
  American Motorist
   Insurance Company......    1,064,000     1,064,000       --          17,182
  Ramius Capital Group
   Holdings, Ltd..........    1,550,000     1,550,000       --          25,031
  RCG Latitude Master
   Fund...................      350,000       350,000       --           5,652
  Bank Austria Cayman
   Islands, Ltd...........    6,600,000     6,600,000       --         106,584
  Conseco Fund Group-
   Convertible Securities
   Fund...................    2,250,000     2,250,000       --          36,335
  Merrill Lynch, Pierce
   Fenner and Smith, Inc..   12,052,000    12,052,000       --         194,630
  Merrill Lynch
   International Ltd......   10,000,000    10,000,000       --         161,492
  AAM/Zazove Institutional
   Income Fund, L.P.
   (BS)...................    1,000,000     1,000,000       --          16,149
  Zurich HFR Master Hedge
   Fund Index Ltd. .......      110,000       110,000       --           1,776
  Oppenheimer Convertible
   Securities Fund........    6,000,000     6,000,000       --          96,895
  US Bancorp Piper
   Jaffrey................      450,000       450,000       --           7,267
  First Union Securities
   Inc. ..................      500,000       500,000       --           8,074
  Unknown(1)..............   86,671,000    86,671,000       --       1,399,668


(1) The name "Unknown" in the table above represents the remaining selling securityholders. We are unable to provide the names of these holders at this time because certain of these notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

         The date of this prospectus supplement is December 22, 2000.